EXHIBIT 11(B)

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

February 5, 2020

Board of Directors

BIOLOGX, INC.

We hereby consent to the inclusion in the Offering Circular filed under Regulation A tier 2 on Form 1-A of our reports dated November 24, 2020, with respect to the balance sheets of BIOLOGX, INC. as of November 20, 2020 and the related consolidated statements of operations, members’ equity/deficit and cash flows for the inception period of November 18, 2020 through November 20, 2020, and the related notes to the financial statements.

 /s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

February 5, 2020